SECURITIES AND EXCHANGE COMMISSION
                        Washington, D. C.  20549

                                Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  November 19, 1996

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

    Colorado                0-17267          84-1095959
(State or other           (Commission      (I.R.S. Employer
jurisdiction              File Number)     Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado           80202
(address of principal executive offices)              (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued a press release, dated November 19, 1996, the text of which was as follows:

Mallon Resources Corporation (Nasdaq/NMS: MLRC) today reported the successful completion of its Black River 10 Federal Com. No. 1, a Morrow formation development well in Eddy County, New Mexico. The well, which was drilled to a total depth of 11,862 feet, has been placed on production and is currently flowing 6.7 million cubic feet of natural gas per day on a 23/64" choke at a tubing pressure of 1,660 psi from the middle section of the Morrow formation perforated from 11,340' to 11,430'. The well's calculated absolute open flow rate from this section of the Morrow is 18 million cubic feet per day. The well encountered a second productive formation in the upper section of the Morrow. This upper section was not tested and is currently behind pipe. Mallon Resources is operator of the well and owns a 25% working interest until payout, after which its working interest will increase to 29%.

"We are very pleased with the results of the Black River No. 1, which is the first well in our accelerated development drilling program in New Mexico," stated George Mallon, Chairman of Mallon Resources. "Not only did we encounter two excellent Morrow sections, but the well's initial flow rates are significantly higher than expected."

Kevin Fitzgerald, President of Mallon Oil, stated, "Mallon is now preparing to re-enter a well one mile to the east of the Black River No. 1, where logs indicate productive pay in the same sections of the Morrow. The re-entry should be completed in the first quarter of 1997."

With the completion of its $15 million equity financing in October 1996, Mallon has launched an aggressive drilling program to develop its low risk, high potential, acreage in the Delaware and San Juan Basins of New Mexico. The Company expects to complete more than 50 wells in 1997, compared to approximately ten wells in each of the last three years. One drilling rig is currently running, and the Company plans to have a second rig in operation during December.

Mallon Resources Corporation is a Denver-based oil and gas exploration and production company with operations primarily in the Delaware and San Juan Basins of New Mexico. Mallon also owns approximately 14 million shares of Laguna Gold Company, which is engaged in precious metals exploration and development. Laguna's common stock is listed on The Toronto Stock Exchange under the trading symbol "LGC."
Mallon's common stock is listed on the Nasdaq under the trading symbol
"MLRC".

                               Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Mallon Resources Corporation


November 20, 1996          ___/s/ Roy Ross__________________
                            Roy K. Ross, Executive Vice President